Exhibit 99.1

IRADIMED CORPORATION Announces First Quarter 2023 Financial Results

●	Reports record revenue of $15.5 million for the first-quarter quarter of 2023

●	GAAP diluted EPS of $0.27 and non-GAAP diluted EPS of $0.30

●	Operating income was $4.0 million and increased by 30%

●	Announces second quarter 2023 financial guidance and increases full-year 2023 financial guidance

Winter Springs, Florida, May 4, 2023 – IRADIMED CORPORATION (the “Company”) (NASDAQ: IRMD), announced today its financial results for the three months ended March 31, 2023. The Company is a leader in the development of innovative magnetic resonance imaging (“MRI”) medical devices and the only known provider of a non-magnetic intravenous (“IV”) infusion pump system, and non-magnetic patient vital signs monitoring systems that are designed for use during MRI procedures.

“I am pleased to announce the results of another exceptional quarter which reflects the hard work of our team and the continued strong demand for our products. This quarter was our highest-ever revenue quarter and the seventh consecutive quarter of record revenues. This growth and the financial strength of our business afforded us the opportunity to pay a special dividend of $1.05 per share during the first quarter. We expect this momentum to continue and give us the confidence to increase our outlook for the full year. We now expect revenue of $62 million to $63.5 million and non-GAAP earnings per share of $1.26 to $1.35,” said Roger Susi, President and Chief Executive Officer of the Company.

For the first quarter ended March 31, 2023, the Company reported over 25% year-over-year revenue growth to $15.5 million compared to $12.3 million for the first quarter of 2022. Net income was $3.4 million, or $0.27 per diluted share, compared to $2.5 million, or $0.20 per diluted share for the first quarter of 2022.

Non-GAAP net income was $3.8 million, or $0.30 per diluted share, for the quarter ended March 31, 2023, and excludes $0.4 million of stock compensation expense, net of tax expense. Non-GAAP net income for the quarter ended March 31, 2022, was $2.8 million, or $0.22 per diluted share, and excludes $0.3 million of stock compensation expense, net of tax.

Revenue Information:

	Three Months Ended
	March 31,
	2023	2022
Devices:
MRI compatible IV infusion pump system	$5,538,817	$3,281,939
MRI compatible patient vital signs monitoring systems	4,696,818	5,194,751
Ferro Magnetic Detection Systems	300,589	—
Total Devices revenue	10,536,224	8,476,690
Disposables, services and other	4,431,741	3,318,902
Amortization of extended warranty agreements	507,118	515,118
Total revenue	$15,475,083	$12,310,710

For the first quarter of 2023, domestic sales were 77.4 percent of total revenue, compared to 81.1 percent for the first quarter of 2022. The gross profit margin was 75.7 percent for the first quarter of 2023, compared to 76.2 percent for the first quarter of 2022.

Cash Flow:

For the three months ended March 31, 2023, cash from operations was $4.6 million, compared to $1.4 million for the same period in 2022.

Financial Guidance

For the second quarter of 2023, the Company expects to report revenue of $15.6 million to $15.8 million, GAAP diluted earnings per share of $0.27 to $0.29, and non-GAAP diluted earnings per share of $0.30 to $0.32.

The Company increased its full-year 2023 financial guidance and now expects to report revenue of $62 million to $63.5 million, GAAP diluted earnings per share of $1.13 to $1.21, and non-GAAP diluted earnings per share of $1.26 to $1.35. The Company previously expected revenue of $61.0 million to $63.0 million, GAAP diluted earnings per share of $1.10 to $1.20, and non-GAAP diluted earnings per share of $1.23 to $1.34.

The Company’s non-GAAP diluted earnings per share guidance excludes stock-based compensation expense, net of tax, which the Company expects to be approximately $1.6 million and $0.4 million for the full year and second quarter 2023, respectively.

Use of non-GAAP Financial Measures

The Company believes the use of non-GAAP net income, free cash flow, and infrequent income tax items are helpful to our investors. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with U.S. GAAP.

We calculate non-GAAP net income as net income excluding (1) stock-based compensation expense, net of tax. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allows for meaningful comparisons between our operating results from period to period; (2) operating expenses, net of tax, that we believe are not indicative of the Company’s on-going core operating performance, and; (3) infrequent tax items are considered based on their nature and are excluded from the provision for income taxes as these costs or benefits are not indicative of our normal or future provision for income taxes. We calculate free cash flow as net cash provided by operating activities, less net cash used in investing activities for purchases of property and equipment.

We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions, strengthening our balance sheet and returning cash to our shareholders through various means.

All of our non-GAAP financial measures are important tools for financial and operational decision-making and for evaluating our ongoing core operating results.

A reconciliation of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in the table later in this release immediately following the condensed statements of cash flows. These non-GAAP financial measures should not be considered in isolation or as a substitute for a measure of the Company’s operating performance or liquidity prepared in accordance with U.S. GAAP and are not indicative of net income or cash provided by operating activities.

Conference Call

Iradimed has scheduled a conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today, May 4, 2023. Individuals interested in listening to the conference call may do so by registering here, https://register.vevent.com/register/BIcf1e7c2140024a1c8d825b18c82691f0. Once registered a dial in number, unique pin and instructions will be provided to participants.

The conference call will also be available in real-time via the Internet at http://www.iradimed.com/en-us/investors/events/. A recording of the call will be available on the Company’s website following the completion of the call.

About IRADIMED CORPORATION

IRADIMED CORPORATION is a leader in the development of innovative Magnetic Resonance Imaging (“MRI”) compatible medical devices. We develop, manufacture, market, and distribute MRI-compatible medical devices and accessories, disposables, and services relating to them.

We are the only known provider of a non-magnetic intravenous (“IV”) infusion pump system that is specifically designed to be safe for use during MRI procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts, and other special features to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe, and dependable fluid delivery before, during, and after an MRI scan, which is important to critically ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated to remain immobile during an MRI scan.

Our 3880 MRI-compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features to safely and accurately monitor a patient’s vital signs during various MRI procedures. The Iradimed 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room. The Iradimed 3880 has a compact, lightweight design allowing it to travel with the patient from their critical care unit to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the Iradimed 3880 include wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; invasive and non-invasive blood pressure; patient temperature, and; optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The Iradimed 3880 MRI-compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians.

For more information please visit www.iradimed.com.

Forward-Looking Statements

This press release contains forward-looking statements (i.e., statements that are not historical facts). Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made, which reflect management’s current estimates, projections, expectations, or beliefs, and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic, including the impact of existing and new variants, and measures taken in response; potential disruptions in our limited supply chain for our products; the Company’s ability to receive FDA 510(k) clearance for new products and product candidates; unexpected costs, delays or diversion of management’s attention associated with the design, manufacture or sale of new products; the Company’s ability to implement successful sales techniques for existing and future products and evaluate the effectiveness of its sales techniques; additional actions, warnings or requests from the FDA or other regulatory bodies; our significant reliance on a limited number of products; a reduction in international distribution; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations. Further information on these and other factors that could affect the Company’s financial results is included in filings we make with the Securities and Exchange Commission from time to time. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

IRADIMED CORPORATION

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,777,158	$57,960,864
Total current assets	61,298,385	77,489,671
Property and equipment, net	8,643,485	2,399,812
Total assets	$75,620,035	$85,513,747

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	2,071,016	3,373,122
Total current liabilities	6,756,121	8,553,743
Total liabilities	11,280,124	11,840,760
Stockholders’ equity:
Total stockholders’ equity	64,339,911	73,672,987
Total liabilities and stockholders’ equity	$75,620,035	$85,513,747

IRADIMED CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended
	March 31,
	2023	2022
Revenue	$15,475,083	$12,310,710
Cost of revenue	3,753,635	2,931,186
Gross profit	11,721,448	9,379,524
Operating expenses:
General and administrative	3,920,510	2,715,950
Sales and marketing	2,999,976	3,069,556
Research and development	793,716	519,095
Total operating expenses	7,714,202	6,304,601
Income from operations	4,007,246	3,074,923
Other income (expense), net	342,409	(14,915)
Income before provision for income taxes	4,349,655	3,060,008
Provision for income tax expense	943,589	573,295
Net income	$3,406,066	$2,486,713
Net income per share:
Basic	$0.27	$0.20
Diluted	$0.27	$0.20
Weighted average shares outstanding:
Basic	12,593,033	12,552,817
Diluted	12,686,699	12,655,518

IRADIMED CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Operating activities:
Net income	$3,406,066	$2,486,713
Adjustments to reconcile net income to net cash provided by operating activities:
Change in allowance for doubtful accounts	180,788	4,219
Change in provision for excess and obsolete inventory	86,690	12,254
Depreciation and amortization	182,550	433,925
(Gain) loss on disposal of property and equipment	—	(4,894)
Stock-based compensation	533,643	453,360
Deferred income taxes, net	78,656	(52,043)
Loss on maturities of investments	—	—
Changes in operating assets and liabilities:
Accounts receivable	1,560,519	(1,380,681)
Inventory	(1,183,364)	82,909
Prepaid expenses and other current assets	(75,434)	(369,791)
Other assets	160,940	39,481
Accounts payable	105,448	186,340
Accrued payroll and benefits	(1,255,254)	(937,085)
Other accrued taxes	(63,332)	(17,854)
Warranty reserve	6,988	(2,147)
Deferred revenue	(76,298)	(117,726)
Other current liabilities	250,000	(7,994)
Prepaid income taxes	747,486	617,201
Net cash provided by operating activities	4,646,092	1,426,187
Investing activities:
Proceeds from maturities of investments	—	—
Purchases of property and equipment	(6,395,930)	(183,352)
Capitalized intangible assets	(161,084)	(241,342)
Net cash used in investing activities	(6,557,014)	(424,694)
Financing activities:
Dividends paid	(13,222,907)	(12,559,127)
Proceeds from exercises of stock options	—	71,948
Taxes paid related to the net share settlement of equity awards	(49,876)	(67,380)
Net cash used in financing activities	(13,272,783)	(12,554,559)
Net decrease in cash and cash equivalents	(15,183,706)	(11,553,066)
Cash and cash equivalents, beginning of period	57,960,864	61,999,550
Cash and cash equivalents, end of period	$42,777,158	$50,446,484

IRADIMED CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

Non-GAAP Net Income and Diluted EPS

	Three Months Ended
	March 31,
	2023	2022
Net income	$3,406,066	$2,486,713
Excluding:
Stock-based compensation expense, net of tax expense	416,272	340,473
Non-GAAP net income	$3,822,338	$2,827,186
Weighted-average shares outstanding – diluted	12,686,699	12,655,518
Non-GAAP net income per share – diluted	$0.30	$0.22

Free Cash Flow

	Three Months Ended
	March 31,
	2023	2022
Net cash provided by operating activities	$4,646,092	$1,426,187
Less:
Capital Expenditures	(6,557,014)	(424,694)
Free cash flow	$(1,910,922)	$1,001,493

1Capital expenditures land acquisition of $6.2 million

Media Contact:

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com